                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.   20549



                                      FORM 8-K/A


                                    CURRENT REPORT

                            PURSUANT TO SECTION 13 OR 15(d)
                        OF THE SECURITIES EXCHANGE ACT OF 1934



           Date of Report (Date of earliest event reported) January 27, 1994
                                                            ----------------


                                   FOODMAKER, INC.
           ----------------------------------------------------------------

                (Exact name of registrant as specified in its charter)




             DELAWARE                  1-9390                  95-2698708
           ---------------------------------------------------------------
           (State or other            (Commission             (IRS Employer
            jurisdiction              File Number)       Identification No.)
            of incorporation)



             9330 BALBOA AVENUE, SAN DIEGO, CA                    92123
           ----------------------------------------------------------------
           (Address of principal executive offices)             (Zip Code)


            Registrant's telephone number, including area code (619) 571-2121
                                                                -------------

Item 2.  Acquisition or Disposition of Assets

      On January 27, 1994, Foodmaker, Apollo Advisors, L.P. ("Apollo") and Green Equity Investors, L.P., ("GEI") whose general partner is Leonard Green & Partners, (collectively, the "Investors"), acquired Restaurant Enterprises Group, Inc. ("REGI"), a company that owns, operates and franchises various restaurant chains including El Torito, Carrows and Coco's.
Contemporaneously, REGI changed its name to Family Restaurants, Inc. ("FRI"). Concurrently, Foodmaker contributed its entire Chi-Chi's Mexican restaurant chain to FRI in exchange for a 40% equity interest in FRI, valued at $62 million, a five-year warrant to acquire 111,111 additional shares at $240 per share, which would increase its equity interest to 46%, and approximately $173 million in cash ($208 million less the face amount of Chi-Chi's debt assumed, aggregating approximately $35 million). Apollo and GEI, respectively, contributed $62 million and $29 million in cash and hold 40% and 18.4% equity positions in FRI. Management of FRI invested $2.5 million in cash and notes and holds a 1.6% equity position. A portion of the net cash received has been used by Foodmaker to repay all of the debt outstanding under its then existing bank credit facility, which has been terminated. It is expected that the balance of proceeds will be used to reduce other existing debt, to the extent permitted by the Company's financing agreements, and to provide funds for capital expenditures and general corporate purposes.

Item 7.  Financial Statements and Exhibits

Item 7(a)       Financial Statements of Businesses Acquired.

      See the index to Financial Statements on page F-1 of this report.

Item 7(b)       Pro Forma Financial Information.

      See the index to Financial Statements on page F-1 of this report.


Item 7(c)       Exhibits.

      Number    Description

         2 Acquisition Agreement by and among The Restaurant Enterprises Group, Inc., Apollo Advisors, L.P., on behalf of one or more managed entities, Green Equity Investors, L.P., Foodmaker, Inc. and Chi-Chi's, Inc. dated as of October 15, 1993, incorporated by reference to the Company's Current Report on Form 8-K dated January 27, 1994.

        23      Consent of Deliotte & Touche

                                              SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                            By: /S/ CHARLES W. DUDDLES
                                ----------------------
                                Charles W. Duddles
                                Executive Vice President,
                                Chief Administrative Officer
                                and Chief Financial Officer

                                Date:  April 12, 1994

                  INDEX TO FINANCIAL STATEMENTS



                                                                         Page

Family Restaurants, Inc.:

   Independent Auditors' Report                                          F-2
   Consolidated Balance Sheets as of December 26, 1993
     and December 28, 1992                                               F-3
   Consolidated Statements of Operations for Each of the
     Three Years in the Period Ended December 26, 1993                   F-4
   Consolidated Statements of Common Stockholders'
     Deficit for Each of the Three Years in the Period
     Ended December 26, 1993                                             F-5
   Consolidated Statements of Cash Flows for Each of the
     Three Years in the Period Ended December 26, 1993                   F-6
   Notes to Consolidated Financial Statements                            F-8

Foodmaker, Inc.:

   Selected Unaudited Pro Forma Financial Data                           F-28

                          INDEPENDENT AUDITORS' REPORT


To Family Restaurants, Inc.:

         We have audited the accompanying consolidated balance sheets of Family Restaurants, Inc. (formerly known as The Restaurant Enterprises Group, Inc.) and its subsidiaries as of December 26, 1993 and December 28, 1992, and the related consolidated statements of operations, common stockholders' deficit and cash flows for each of the three years in the period ended December 26, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Family Restaurants, Inc. and its subsidiaries at December 26, 1993 and December 28, 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1993 in conformity with generally accepted accounting principles.

         As discussed in Notes 2 and 4, the Company commenced a Chapter 11 bankruptcy case on November 23, 1993, which was confirmed by the United States Bankruptcy Court for the District of Delaware on January 7, 1994. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization and the Bankruptcy Code."


DELOITTE & TOUCHE


Costa Mesa, California
March 22, 1994

                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands except share amounts)

                                                              December 26,      December 28,
                                                                  1993             1992
                                                              ------------      ------------
                         ASSETS

Current assets:
  Cash and cash equivalents                                    $  9,310          $ 14,514
  Restricted cash                                                 1,867             1,867
  Collateral deposit                                             38,688            22,202
  Receivables                                                    10,920             7,163
  Inventories                                                    10,849            16,058
  Other current assets                                            5,475             3,144
                                                               --------          --------
    Total current assets                                         77,109            64,948

Property and equipment, net                                     235,516           245,634
Goodwill, net                                                    26,678            27,488
Property held for sale                                            7,122            26,052
Other assets                                                     20,152            19,176
                                                               --------          --------
                                                               $366,577          $383,298
                                                               ========          ========

      LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT

Current liabilities:
  Note payable to Marriott                                     $ 12,719          $ 12,992
  Loan payable to Grace                                           2,900                 0
  Current portion of long-term debt, including
    capitalized lease obligations                                 5,981            10,078
  Accounts payable                                               38,363            42,288
  Self-insurance reserves                                        36,778            42,013
  Other accrued liabilities                                      65,442            63,294
  Reserve for divestitures                                        8,607             2,180
  Income taxes payable                                            1,528             1,795
                                                               --------          --------
    Total current liabilities                                   172,318           174,640

Liabilities subject to settlement under reoganization
  proceedings                                                   320,194           277,010
Deferred income                                                   3,124             3,296
Long-term debt, including capitalized lease
  obligations, less current portion                              78,658            84,133

12% redeemable cumulative exchangeable preferred
  stock subject to settlement under reorganization
  proceedings - non-voting, authorized 3,000,000
  shares, issued and outstanding 1,544,237 shares
  in 1993 and 1992                                              183,921           163,689

Common stockholders' deficit:
  Class A common stock - authorized 280,000 shares,
    par value $.01, 238,000 shares issued at
    December 28, 1992                                                 0                 2
  Class D common stock - authorized 1,040,000
    shares, par value $.01, 468,341 shares issued
    (210,006 shares in 1992)                                          4                 2
  Additional paid-in capital                                     23,481            23,303
  Accumulated deficit                                          (415,066)         (342,720)
  Less treasury stock, at cost (29,150 shares in
    1993 and 1992)                                                  (57)              (57)
                                                               --------          --------
                                                               $366,577          $383,298
                                                               ========          ========

          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        (in thousands, except per share
                            and shares outstanding)

                                                          For the Years Ended
                                               ------------------------------------------
                                               December 26,   December 28,   December 30,
                                                   1993            1992          1991
                                               ------------   ------------   ------------
Sales                                              $884,910    $  930,069      $869,862

Product cost                                        259,512       276,020       250,623
Payroll and related costs                           331,747       352,841       313,974
Occupancy and other operating expenses              227,227       257,844       242,083
General and administrative expenses                  46,958        52,402        49,713
Interest expense, net                                50,276        45,582        42,321
Loss (gain) on disposition of
  properties, net                                     4,916         7,786        (1,097)
Provision for divestitures                           10,400        27,871             0
Write-down of goodwill                                    0       107,175             0
Debt restructuring costs                              4,239         1,072             0
                                                   --------    ----------      --------
  Total costs and expenses                          935,275     1,128,593       897,617
                                                   --------     ---------       -------
Loss before reorganization items,
  income tax provision and
  cumulative effect of a change
  in accounting principle                           (50,365)     (198,524)      (27,755)

Reorganization items                                  1,091             0             0
                                                     ------       --------       --------
Loss before income tax provision
  and cumulative effect of a change
  in accounting principle                           (51,456)     (198,524)      (27,755)

Income tax provision                                    658           721           522
                                                     -------      ---------      --------
Loss before cumulative effect of
  a change in accounting principle                  (52,114)     (199,245)      (28,277)

Cumulative effect on prior years
  (to December 30, 1991) of
  adopting SFAS 109                                       0          (667)            0
                                                    ---------    ---------      ---------
Net loss                                            (52,114)     (199,912)      (28,277)

Preferred dividends                                 (20,232)      (17,737)      (13,499)
                                                   --------    ----------      --------
Net loss attributable to
  common shares                                    $(72,346)   $ (217,649)     $(41,776)
                                                   ========    ==========      ========
Loss per common share:

Loss before cumulative effect of
  a change in accounting principle                 $(161.66)   $  (733.32)     $(192.33)

Cumulative effect on prior years
  (to December 30, 1991) of
  adopting SFAS 109                                       0         (2.25)            0
                                                   ---------   -----------     ---------
Net loss attributable to common shares             $(161.66)   $  (735.57)     $(192.33)
                                                   ========    ==========      ========

Weighted average common shares outstanding          447,529       295,890       217,213
                                                    =======       =======       =======

          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT

           FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 26, 1993
                                 (in thousands)



                                           Class A     Class D   Additional               Treasury
                                            Common     Common     Paid-in    Accumulated   Stock,
                                            Stock       Stock     Capital     Deficit     at Cost      Total
                                           --------   --------  -----------  -----------  --------  -----------
Balance at December 31, 1990              $       2   $     0   $   2,582   $  (83,295)  $    (32)  $  (80,743)
  Net loss                                        0         0           0      (28,277)         0      (28,277)
  Stock dividends on preferred                    0         0           0      (13,499)         0      (13,499)
    stock
  Cancellation of Junior
    Subordinated Notes                            0         0      19,882            0          0       19,882
  Purchase of treasury stock                      0         0           0            0        (25)         (25)
                                           --------   -------    --------    ---------    -------    ---------

Balance at December 30, 1991                      2         0      22,464     (125,071)       (57)    (102,662)
  Net loss                                        0         0           0     (199,912)         0     (199,912)
  Stock dividends on preferred
    stock                                         0         0           0      (17,737)         0      (17,737)
  Sale of treasury stock                          0         0           1            0          3            4
  Purchase of treasury stock                      0         0           0            0         (3)          (3)
  Exercise of warrants                            0         2         838            0          0          840
                                           --------   -------    --------    ---------    -------    ---------

Balance at December 28, 1992                      2         2      23,303     (342,720)       (57)    (319,470)
  Net loss                                        0         0           0      (52,114)         0      (52,114)
  Stock dividends on preferred
    stock                                         0         0           0      (20,232)         0      (20,232)
  Conversion of Class A Common
    Stock to Class D Common Stock                (2)        2           0            0          0            0
  Exercise of warrants                            0         0         102            0          0          102
  Exercise of stock options                       0         0          76            0          0           76
                                           --------   -------    --------    ---------    -------    ---------

Balance at December 26, 1993               $      0   $     4    $ 23,481   $ (415,066)  $   (57)   $(391,638)
                                           ========   =======    ========    =========    =======    =========




                  See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                    For the Years Ended
                                                         --------------------------------------------
                                                         December 26,    December 28,    December 30,
                                                             1993            1992            1991
                                                         ------------    ------------    ------------
                              Increase (Decrease) in Cash and Cash Equivalents


Cash flows from operating activities:
  Cash received from customers                            $  885,248      $  931,236   $   870,359
  Cash received from franchisees and licensees                   847           4,272         3,967
  Cash paid to suppliers and employees                      (846,290)       (874,644)     (822,901)
  Interest received                                            1,437           1,564         3,417
  Interest paid                                              (10,088)        (29,619)      (43,055)
  Debt restructuring costs                                    (2,900)         (1,072)            0
  Income taxes paid                                             (925)           (485)         (449)
  Charges to reserve for divestitures                           (886)              0             0
                                                           ---------      ----------    ----------
    Net cash provided by operating activities
      before reorganization items                             26,443          31,252        11,338

  Reorganization items                                        (1,091)              0             0
                                                           ---------      ----------    ----------
    Net cash provided by operating activities                 25,352          31,252        11,338
                                                           ---------      ----------    ----------
Cash flows from investing activities:
  Proceeds from disposal of property and equipment            18,135          11,548         1,673
  Acquisition of Marriott family restaurants                       0         (12,374)            0
  Capital expenditures                                       (20,064)        (25,881)      (16,730)
  Capitalized conversion costs                                (5,052)         (4,341)            0
  Other                                                       (3,736)         (3,424)          (15)
                                                           ---------      ----------    ----------
    Net cash used in investing activities                    (10,717)        (34,472)      (15,072)
                                                           ---------      ----------    ----------
Cash flows from financing activities:
  Proceeds from sale of treasury bonds                         3,412               0             0
  Proceeds from loan payable to Grace                          2,900               0             0
  Reductions of long-term debt, including
    capitalized lease obligations                             (9,843)         (7,310)       (8,326)
  Decrease (increase) in restricted cash and
    collateral deposit                                       (16,486)          6,108        (1,927)
  Royalty receivable sold to Grace                                 0           3,835             0
  Proceeds from sale of treasury stock                             0               4             0
  Proceeds from exercise of warrants                             102             840             0
  Proceeds from exercise of stock options                         76               0             0
  Purchase of treasury stock                                       0              (3)          (25)
                                                           ---------      ----------    ----------
    Net cash provided by (used in) financing
      activities                                             (19,839)          3,474       (10,278)
                                                           ---------      ----------    ----------
Net increase (decrease) in cash and cash
  equivalents                                                 (5,204)            254       (14,012)
Cash and cash equivalents at beginning of year                14,514          14,260        28,272
                                                           ---------      ----------    ----------
Cash and cash equivalents at end of year                   $   9,310      $   14,514    $   14,260
                                                           =========      ==========    ==========



                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (in thousands)


                                                                   For the Years Ended
                                                           ----------------------------------------
                                                           December 26,  December 28,  December 30,
                                                              1993          1992          1991
                                                            ---------     ----------    ---------
                      Reconciliation of Net Loss to Net Cash Provided by Operating Activities

Net loss                                                    $ (52,114)    $ (199,912)   $ (28,277)
                                                            ---------     ----------    ---------
Adjustments to reconcile net loss to net cash
  provided by operating activities net of effects
  of Marriott acquisition in 1992:
    Depreciation and amortization                              34,755         52,373       49,297
    Payment of accrued interest by issuance
      of additional Junior Subordinated Notes                       0             29        1,251
    Loss (gain) on disposition of properties                    4,916          7,786       (1,097)
    Provision for divestitures                                 10,400         27,871            0
    Write-down of goodwill                                          0        107,175            0
    Cumulative effect on prior years of
      adopting SFAS 109                                             0            667            0
    (Increase) decrease in receivables                         (3,757)           554          247
    Decrease in inventories                                     5,209          1,717          320
    (Increase) decrease in other current assets                (2,331)           459         (681)
    Increase (decrease) in accounts payable                    (3,925)         8,706         (598)
    Increase (decrease) in self-insurance reserves             (5,235)         4,367       (3,124)
    Increase (decrease) in other accrued liabilities           38,587         19,224       (6,073)
    Charges to reserve for divestitures                          (886)             0            0
    Increase (decrease) in income taxes payable                  (267)           236           73
                                                            ---------     ----------    ---------
      Total adjustments                                        77,466        231,164       39,615
                                                            ---------     ----------    ---------
Net cash provided by operating activities                   $  25,352     $   31,252    $  11,338
                                                            =========     ==========    =========

Supplemental schedule of investing activities:

The components of acquisition of Marriott family restaurants in 1992 are as follows:

         Current assets                                     $  (1,123)
         Property and equipment                               (68,076)
         Other assets                                          (1,327)
         Current liabilities                                   13,084
         Long-term debt incurred                               21,828
         Issuance of preferred stock                           23,240
                                                            ---------
         Cash portion of purchase price                     $ (12,374)
                                                            =========

Supplemental schedule of noncash investing and financing activities:

Junior Subordinated Notes in the amount of $19,882,000 were cancelled effective December 30, 1991 as a contribution to capital.

Common stockholders' deficit was increased by $20,232,000, $17,737,000 and $13,499,000 in 1993, 1992 and 1991, respectively, for stock dividends on preferred stock.

Disclosure of accounting policy:

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.
           (FORMERLY KNOWN AS THE RESTAURANT ENTERPRISES GROUP, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 26, 1993


NOTE 1 - ORGANIZATION:

         Family Restaurants, Inc. (formerly known as The Restaurant Enterprises Group, Inc.), incorporated in Delaware in 1986, is primarily engaged in the operation of full-service restaurants throughout the United States through its subsidiaries. As used in these consolidated financial statements, the term "Company" refers to Family Restaurants, Inc. together with its subsidiaries.

         The Company was formed in September 1986 by the then management of the restaurant operations of W. R. Grace & Co.-Conn. ("Grace"), for the purpose of acquiring (the "1986 Acquisition") substantially all of the full-service restaurant operations of Grace. The 1986 Acquisition was completed on December 26, 1986. Prior to completion of the 1986 Acquisition, the Company had no significant operations.

         At December 26, 1993, the Company operated 472 continuing restaurants located in sixteen states, with 73% of its restaurants located in California and 11% of its restaurants located in Arizona and Texas (see Note 3).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation

         The consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.
While the Chapter 11 cases were in process, the Company continued in possession of its properties and operated and managed its business as a debtor-in-possession pursuant to the Bankruptcy Code. The Company has applied the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), in the December 26, 1993 and December 28, 1992 consolidated financial statements. The Company's 12 1/4% Senior Subordinated Notes and 12 3/4% Subordinated Notes were in default in accordance with the terms of the applicable debentures at December 26, 1993. In accordance with SOP 90-7, those liabilities and obligations whose disposition was dependent upon the outcome of the Chapter 11 cases have been segregated and classified as "Liabilities subject to settlement under reorganization proceedings" in the consolidated balance sheets at December 26, 1993 and December 28, 1992. (See Note 9.) Likewise, the 12% redeemable cumulative exchangeable preferred stock was also dependent upon the outcome of the Chapter

11 cases and has been classified as "12% redeemable cumulative exchangeable preferred stock subject to settlement under reorganization proceedings" in the consolidated balance sheets at December 26, 1993 and December 28, 1992. On January 7, 1994, the Company's Prepackaged Plan was confirmed by the bankruptcy court (see Note 4).

Fiscal year

         Previously, the Company reported results of operations based on 52 or 53 week periods ending on the last Monday in December. In 1993, the fiscal year end was changed to the last Sunday in December. The fiscal years ended December 28, 1992 and December 30, 1991 included 52 weeks, and the fiscal year ended December 26, 1993 included 52 weeks, less one day.

Principles of consolidation

         The consolidated financial statements include the accounts of the Company and all its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Inventories

         Inventories consist primarily of food and liquor and are stated at the lower of cost or market. Costs are determined using the first- in, first-out
(FIFO) method.

Property and equipment

         Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives (buildings principally over 25 to 35 years and furniture, fixtures and equipment over 3 to 10 years). Leasehold improvements are amortized on a straight- line basis over the shorter of their estimated useful lives or the terms of the related leases. Property under capitalized leases is amortized over the terms of the leases using the straight-line method.

         Losses on disposition of properties are recognized when a commitment to divest a restaurant property is made by the Company and include estimated carrying costs through the expected date of disposal.

Property held for sale

         Property held for sale is carried at estimated net realizable value.

Franchise and license fees

         Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees of $35,000 and $70,000 were earned in 1993 and 1992, respectively, and there were no initial fees earned in 1991. Monthly fees are accrued as earned based on the respective monthly sales. Such fees totalled $4,907,000 for 1993, $4,815,000 for 1992, and $4,217,000 for 1991 and are included as an offset to general and administrative expenses.

Goodwill

         Goodwill is amortized using the straight-line method over 40 years. Accumulated amortization of goodwill amounted to $5,703,000 at December 26, 1993 and $4,893,000 at December 28, 1992 after the impact of the write-down of goodwill in the fourth quarter of 1992.

Income taxes

         Beginning in 1992, the Company has accounted for income taxes using the standards specified in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (see Note 12). Prior to 1992, the Company accounted for income taxes using APB No. 11.

Loss per common share

         Loss per common share is computed based on the weighted average number of shares outstanding giving effect to the preferred stock dividend requirement of $20,232,000 for 1993, $17,737,000 for 1992 and $13,499,000 for 1991. The
impact of warrants and options has not been included since the impact would be antidilutive.

Reclassifications

         Certain amounts as previously reported have been reclassified to conform to the 1993 presentation.

NOTE 3 - STRATEGIC DIVESTMENT PROGRAM:

        In anticipation of a financial restructuring and in order to position the Company for future growth, 109 non-strategic restaurants were designated for divestment effective year-end 1992 (the "Strategic Divestment Program"). Two additional restaurants were identified for divestment in late 1993. The restaurants include 12 family restaurants, 47 traditional dinnerhouses and 52 Mexican dinnerhouses. During 1992, these restaurants had sales of $159,385,000 and losses of $7,602,000, including direct general and administrative expenses of $5,191,000. In conjunction with this divestment program, the Company recorded a provision for divestitures of $27,871,000 during the fourth quarter of 1992. This provision consisted of: (i) $2,180,000 for severance costs associated with the restaurants to be divested and (ii) $25,691,000 for the write-down to net realizable value of the property and equipment associated with such restaurants. During 1993, these restaurants had sales of $116,032,000 and losses of $8,690,000, including direct general and administrative expenses in the amount of $4,049,000. The 1993 severance costs of $886,000 were charged against the reserve for divestitures, reducing the reserve balance to $1,294,000. At December 26, 1993 and December 28, 1992, the net realizable value of the assets held for sale, consisting principally of property and equipment, was $7,122,000 and $26,052,000, respectively.

As of December 26, 1993, 47 properties had been divested and 5 were under contract to be divested, leaving 59 properties remaining to be divested.

         The net realizable value of the restaurants to be divested was determined on a restaurant-by-restaurant basis based on the advice of an independent real estate broker and the experience of the Company's in-house real estate department with the particular geographic locations involved. During the fourth quarter of 1993, an additional write-down of $1,908,000 to adjust property and equipment to net realizable value was recorded, as the Company believes that further impairment has occurred. In addition, during the fourth quarter of 1993 the reserve for severance costs was reduced by $302,000, and, since the Company reached a measurement date on December 26, 1993, it recorded a provision for future estimated losses for the remaining restaurants to be divested of $7,615,000, including direct general and administrative expenses of $2,383,000. The restaurants remaining to be divested as of December 26, 1993 include the following: (a) 52 restaurants which are expected to be sold; (b) 7 restaurants which are expected to be divested through lease termination payments estimated to be $2,943,000; and (c) 5 restaurants which are expected to be divested by allowing the lease terms to expire. The Company anticipates that the sale of 52 restaurants will be completed as follows: 5 during the first quarter of fiscal 1994, 2 during the second quarter of fiscal 1994, 7 during the third quarter of fiscal 1994 and the remainder during the fourth quarter of fiscal 1994, with four restaurants trailing into 1995. Of the restaurants which will be eliminated through the expiration of their lease terms, two will expire in fiscal 1994 and the remaining three will expire in 1995 and 1996.

NOTE 4 - THE ACQUISITION:

         On January 27, 1994 (the "Closing Date"), Apollo FRI Partners, L.P. ("Apollo"), Green Equity Investors, L.P. ("GEI") and Foodmaker, Inc. ("Foodmaker") acquired approximately 98% of the outstanding common stock of the Company (the "Acquisition"). The Acquisition involved the following components and related transactions, all of which (unless otherwise noted) were consummated on the Closing Date:

        New Equity Investment. Apollo, GEI, Foodmaker and certain officers of the Company made the $154.7 million New Equity Investment in the Company pursuant to the Acquisition Agreement, dated as of October 15, 1993, among the Company, Apollo, GEI, Foodmaker and Chi-Chi's (as amended, the "Acquisition Agreement"). Apollo purchased 389,634 shares of the Company's common stock, par value $.01 per share (the "New Common Stock") (constituting 40.0% of the New Common Stock outstanding immediately following the Closing Date) for $62.3 million in cash and GEI purchased 179,831 shares of New Common Stock (constituting 18.4% of the New Common Stock outstanding immediately following the Closing Date) for $28.8 million in cash. Foodmaker acquired 389,634 shares of New Common Stock (constituting 40.0% of the New Common Stock outstanding immediately following the Closing Date, with a value of $62.3 million) in the Chi-Chi's Merger. Certain officers of the Company purchased 15,625 shares of New Common Stock in the Employee Stock Purchase (as defined below). The purchase price in the Employee Stock Purchase was $160 per share (the same price per share as the New Equity Investment), and fifty percent thereof was financed through interest- bearing recourse notes payable in the amount of $1,250,000 to the Company.

         Chi-Chi's Merger. The Company acquired Chi-Chi's, a wholly-owned subsidiary of Foodmaker and the operator, directly or indirectly through its subsidiaries, or franchisor of 235 full-service Mexican restaurants, the largest chain of such restaurants in the United States based upon both number of restaurants and annual revenues. The Chi-Chi's Merger occurred through a merger of a newly-formed subsidiary of the Company with Chi-Chi's pursuant to the Acquisition Agreement. Pursuant to the Acquisition Agreement, Foodmaker received (a) $205.0 million in cash, less the principal amount of capital leases and the face amount of certain indebtedness of Chi-Chi's (including certain Chi-Chi's debentures which were defeased immediately following consummation of the Chi-Chi's Merger) existing or assumed by the Company in connection with the Chi-Chi's Merger, (b) 389,634 shares of New Common Stock and (c) a warrant to purchase, at an aggregate exercise price of $26.7 million, 111,111 shares of New Common Stock (constituting 10% of the New Common Stock outstanding assuming the full exercise thereof).

         New Credit Facility. The Company, FRI-M Corporation (formerly known as REG-M Corp.), a wholly-owned subsidiary of the Company (the "Borrower"), and certain subsidiaries of the Borrower (the "Subsidiary Guarantors") entered into the New Credit Facility on the Closing Date. The New Credit Facility is a $150.0 million five-year fully revolving credit facility with a $100.0 million sublimit for standby letters of credit and will be used for general corporate purposes, including working capital and capital expenditures. The letter of credit availability under the New Credit Facility replaced the Amended and Restated Letter of Credit Procurement Facility (the "Old L/C Facility") with Grace, which was terminated on the Closing Date. Borrowings under the New Credit Facility will be made by the Borrower. Such borrowings are guaranteed by the Company and the Subsidiary Guarantors and are secured by substantially all of the assets of such subsidiaries and by a pledge of the stock of the Borrower and the Subsidiary Guarantors.

         Prepackaged Plan. The Company and REG-M Corp. commenced Chapter 11 cases on November 23, 1993 after receiving acceptances of their prepackaged joint plan of reorganization (the "Plan") from 100% of the holders of the Old Notes and Preferred Stock (each as defined) who voted on the Plan and from holders of over 98% of the Old Common Stock (as defined) who voted on the Plan. The Plan was confirmed by the United States Bankruptcy Court for the District of Delaware on January 7, 1994. On the Closing Date, substantially all of the Company's old debt and equity securities were cancelled and extinguished through consummation of the Plan and holders thereof received cash distributions (the "Cash Distributions") as follows. For each $1,000 principal amount of 12 1/4% Senior Subordinated Notes due 1996 (the "Old Senior Subordinated Notes"), holders received $939.26 in cash plus an additional cash amount equal to interest accrued on $939.26 from May 19, 1993 to the Closing Date at a rate equal to 10.05% per annum (the weighted average of the yields to maturity of the Notes at the time they were issued) (the "Accrual Rate"). For each $1,000 principal amount of 12 3/4% Subordinated Notes due 1998 (the "Old Subordinated Notes" and, together with the Old Senior Subordinated Notes, the "Old Notes"), holders received $646.18 in cash plus an additional cash amount equal to interest accrued on $646.18 from May 19, 1993 to the Closing Date at the Accrual Rate. For each share of 12% Cumulative Exchangeable Preferred Stock (the "Preferred Stock"), holders received $17.88 in cash and for each share of Class D Common Stock (the "Old Common Stock"), holders received $.50 in cash.

         Management. The Acquisition included the replacement of all the previous directors of the Company with new directors and the appointment of Management, which includes a new chief executive officer and two other senior executives from Foodmaker, each of whom is directly responsible for one of the Company's operating divisions, and three other senior executives of the Company.

         Employee Stock Purchase and Management Incentive Plan. In connection with the Acquisition, the Company adopted a new management incentive plan (the "Management Incentive Plan") pursuant to which certain officers and employees of the Company may be granted the right to purchase up to 40,500 shares of New Common Stock (constituting up to 4.1% of the New Common Stock outstanding immediately following such purchases) at $160 per share (the "Employee Stock Purchase"), the same per share price paid by Apollo and GEI in the New Equity Investment. The Employee Stock Purchase was consummated on the Closing Date with respect to certain officers and is expected to be consummated shortly with respect to the other participants. Approximately fifty percent of the purchase price may be financed through interest-bearing recourse notes payable to the Company. In the event that the officers and employees elect not to exercise all or a portion of such purchase rights, Apollo, GEI and Foodmaker intend to purchase all shares relating to such unexercised rights. In addition, under the Management Incentive Plan, the Company currently expects to grant options to purchase shares of New Common Stock up to approximately 1,000 officers and employees of the Company, including individual restaurant general managers.

         Investment Agreement. Grace, Western Family Restaurants, Inc. ("Grace/Western"), an affiliate of Grace which owned 74.6% of the Old Common Stock, and the Company entered into an agreement as amended (the "Investment Agreement"), with Apollo REG, Co., GEI REG, Co. and FMI REG, Co. and Foodmaker. Under the Investment Agreement, among other things, the Company paid Grace $15.0 million on the Closing Date in consideration of Grace's undertaking to obtain written confirmation that although Grace will no longer hold an equity interest in the Company, the Company will continue to receive royalties under the Kasumi Licensing Agreement through February 4, 2010. Grace has also agreed to indemnify the Company against certain tax liabilities and with respect to certain previously divested leases.

         The following unaudited pro forma condensed consolidated statement of operations for the year ended December 26, 1993 presents pro forma operating results for the Company as if the Acquisition and the divestment of non-strategic restaurants pursuant to the Strategic Divestment Program had occurred as of the beginning of fiscal year 1993. The following unaudited pro forma condensed consolidated balance sheet presents the pro forma financial condition of the Company as if the Acquisition had occurred as of December 26, 1993. Since the Acquisition was effectuated through a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"), the provisions of SOP 90-7 have been applied in the pro forma condensed consolidated balance sheet. The reorganization value of the Company, as specified by SOP 90-7, is assumed to be the amount of the New Equity Investment of $154.7 million. The valuation of Chi-Chi's was determined based on arm's-length negotiations between the parties to the Acquisition Agreement.
The estimated fair values of the assets and liabilities of Chi-Chi's and the Company have been reflected herein; the excess of the reorganization value over the net identifiable assets and liabilities is reported as "reorganization value in excess of amounts allocable to identifiable assets." The carrying values of Chi-Chi's and the Company's net assets are assumed to equal their fair values for purposes of these pro forma financial statements. These values are subject to revision following the results of an appraisal which is underway. However, Management does not believe that the results of that appraisal will yield materially different values from the carrying values. The unaudited pro forma condensed consolidated balance sheet and statement of operations were prepared assuming the following events had occurred in connection with the Acquisition:

         (i) the consummation of the Chi-Chi's Merger, which is accounted for under the purchase method of accounting;

         (ii) the issuance of New Common Stock as part of the New Equity Investment;

         (iii)        the completion of the sale of the Notes and the Cash
                      Distributions;

         (iv) the consummation of certain transactions contemplated by the Investment Agreement; and

         (v) the consummation of the transactions contemplated by an agreement with Marriott dated October 15, 1993.

         Chi-Chi's operating results for the year ended October 3, 1993 and Chi-Chi's financial position as of October 3, 1993 were provided by Chi-Chi's. The pro forma unaudited adjustments represent the Company's preliminary determination of the necessary adjustments and are based upon certain assumptions the Company considers reasonable under the circumstances, including certain assumptions based on information provided by Chi-Chi's. Final amounts will differ from those set forth below. The unaudited pro forma financial information presented herein does not purport to represent what the Company's results of operations or financial position would have been had such events occurred at the beginning of fiscal year 1993, or at the date indicated or to project the Company's results of operations in any future period.

         If the Acquisition had occurred as of the beginning of 1993, results of operations would have been as follows for the year ended December 26, 1993 (in thousands except per share):




                                           Family
                                        Restaurants,      Chi-Chi's,
                                        Inc. for the     Inc. for the            Pro Forma
                                         year ended       year ended     -------------------------
                                       Dec. 26, 1993     Oct. 3, 1993    Adjustments      Combined
                                       -------------     ------------    -----------      --------
Sales                                    $ 884,910        $ 404,486      $ (121,458)     $ 1,167,938
                                         ---------        ---------      ----------      -----------
Product cost                               259,512          108,094         (39,696)         327,910
Payroll and related costs                  331,747          136,015         (50,117)         417,645
Occupancy and other operating
  expenses                                 227,227          124,632         (35,903)         315,956
General and administrative expenses         46,958           15,691           3,469           66,118
Interest expense, net                       50,276           29,710         (24,639)          55,347
Other expenses                              15,316            1,250         (10,400)           6,166
Debt restructuring costs                     4,239                0          (4,239)               0
                                         ---------        ---------      ----------      -----------
  Total costs and expenses                 935,275          415,392        (161,525)       1,189,142
                                         ---------        ---------      ----------      -----------
Loss before reorganization items
  and income tax provision                 (50,365)         (10,906)         40,067          (21,204)
Reorganization items                         1,091                0          (1,091)               0
                                         ---------        ---------      ----------      -----------
Loss before income tax provision
  (benefit)                                (51,456)         (10,906)         41,158          (21,204)
Income tax provision (benefit)                 658           (5,524)          8,297            3,431
                                         ---------        ---------      ----------      -----------
Net loss                                   (52,114)       $  (5,382)     $   32,861          (24,635)
                                                          =========      ==========
Preferred dividends                        (20,232)                                                0
                                         ---------                                       -----------
Net loss attributable to common
  shares                                 $ (72,346)                                      $   (24,635)
                                         =========                                        ============
Net loss per common share                $ (161.66)                                      $    (25.27)
                                         =========                                        ============
Weighted average common shares
  outstanding                              447,529                                           974,725
                                         =========                                        ============

         These unaudited pro forma adjustments include the effect of (i) the addition of the Chi-Chi's operating results for the year ended October 3, 1993,
(ii) the elimination of results of operations for the non-strategic restaurants identified for divestment under the Strategic Divestment Program and other divested restaurants, including sales of $121,458,000, product cost of $39,696,000, payroll and related costs of $50,117,000, occupancy and other operating expenses of $35,903,000 and general and administrative expenses of $3,593,000, (iii) the incremental amortization of goodwill related to the Chi-Chi's Merger and the application of SOP 90-7 of $7,464,000, (iv) the expected general and administrative expenses savings of $4,060,000 as a result of a restructure of operations, (v) the elimination of interest expense on the Old Notes of $41,109,000 and on the Chi-Chi's debt of $29,024,000 and addition of interest expense on the issuance of the Senior Notes and Discount Notes of $45,494,000, (vi) elimination of debt restructuring costs of $4,239,000 and reorganization items of $1,091,000, and (vii) the increase in income tax expense of $8,297,000 resulting from the combined results of the Company and Chi-Chi's.

         If the Acquisition had occurred as of December 26, 1993, the Company's Unaudited Pro Forma Condensed Consolidated Balance Sheet would appear as follows (in thousands):





                                             Family
                                          Restaurants,      Chi-Chi's,            Pro Forma
                                            Inc. at          Inc. at     ---------------------------
                                         Dec. 26, 1993     Oct. 3, 1993    Adjustments     Combined
                                       ---------------  ---------------  -------------  ------------
Assets:
Current assets:
  Cash and cash equivalents            $         9,310  $         6,179  $      (3,559) $     11,930
  Collateral deposit                            38,688                0        (38,688)            0
  Other current assets                          29,111           20,328              0        49,439
                                       ---------------  ---------------  -------------  ------------
      Total current assets                      77,109           26,507        (42,247)       61,369
Property and equipment, net                    235,516          170,939              0       406,455
Reorganization value in excess of
  amounts allocable to identifiable
  assets, net                                        0                0        226,128       226,128
Goodwill, net                                   26,678           91,863        (16,088)      102,453
Other assets                                    27,274           17,462         12,872        57,608
                                       ---------------  ---------------  -------------  ------------
                                       $       366,577  $       306,771  $     180,665  $    854,013
                                       ===============  ===============  =============  ============

Liabilities and common stockholders'
  equity (deficit):
Current liabilities:
  Note payable to Marriott             $        12,719  $             0  $     (12,719) $          0
  Loan payable to Grace                          2,900                0         (2,900)            0
  Current portion of long-term debt              5,981            5,924         (5,492)        6,413
  Accounts payable                              38,363           12,612              0        50,975
  Self-insurance reserves                       36,778           11,312              0        48,090
  Other accrued liabilities                     65,442           15,479         (1,512)       79,409
  Other current liabilities                     10,135            1,978              0        12,113
                                       ---------------  ---------------  -------------  ------------
      Total current liabilities                172,318           47,305        (22,623)      197,000
Liabilities subject to settlement
  under reorganization proceedings             320,194                0       (320,194)            0
Other long-term liabilities                      3,124           20,554        (13,390)       10,288
Long-term debt                                  78,658           45,347        368,014       492,019
Preferred stock subject to settlement
  under reorganization proceedings             183,921                0       (183,921)            0
Common stockholders' equity (deficit)         (391,638)         193,565        352,779       154,706
                                       ---------------  ---------------  -------------  ------------
                                       $       366,577  $       306,771  $     180,665  $    854,013
                                       ===============  ===============  =============  ============

         These unaudited pro forma adjustments include the effect of (i) the issuance of New Common Stock for $92,364,000 in cash and the issuance of $62,342,000 of New Common Stock and $202,157,000 in cash for the equity in Chi-Chi's, (ii) the sale of the Senior Notes and Discount Notes for $409,046,000, (iii) payment of Cash Distributions related to the Old Notes, Preferred Stock and Old Common Stock of $279,056,000, (iv) the payment of underwriting discounts and commissions and other fees and expenses associated with the reorganization of $33,500,000, (v) net repayment of the Marriott Note of $11,039,000 and the loan payable to Grace of $2,905,000, (vi) the payment to Grace of $15,000,000 of consideration for their efforts to obtain written confirmation that the Kasumi Licensing Agreement will remain in effect, (vii) transfer of cash collateral of $38,688,000 held by Grace to the Company, and
(viii) the recording of $226,128,000 in reorganization value in excess of amounts allocated to identifiable assets in accordance with SOP 90-7.

NOTE 5 - RECEIVABLES:

         A summary of receivables follows:

                                                                                 1993                  1992
                                                                                -------               -------
                                                                                        (in thousands)
         Trade, principally credit
           cards                                                                $ 2,389                $2,704
         License and franchise fees
           and related receivables                                                4,174                    79
         Receivable from Marriott
           Distribution Services                                                  1,348                   926
         Insurance recovery receivables                                             893                   848
         Notes receivable                                                             0                   511
         Other                                                                    2,116                 2,095
                                                                                -------                ------
                                                                                $10,920                $7,163
                                                                                =======                ======

         On November 4, 1992, the Company completed the sale of its Japanese royalty receivable to Grace for approximately $3.8 million. The sale was treated as a financing transaction for financial statement purposes. This royalty was due for payment under its normal terms in April 1993.

NOTE 6 - MARRIOTT ACQUISITION:

         In early 1992, the Company consummated an agreement with Marriott Corporation and certain of its subsidiaries ("Marriott") and acquired 109 Marriott family restaurants with 1991 sales of approximately $108.5 million. The purchase price was approximately $67.9 million (excluding the impact of approximately $1.3 million for cash, inventory on hand, apportionments and purchase price adjustments mutually agreed upon by the Company and Marriott and approximately $3.0 million in acquisition costs) which was comprised of $9.9 million in cash, $34.8 million in the form of three promissory notes and $23.2 million in the form of the Company's 12% redeemable cumulative exchangeable preferred stock. One of the promissory notes was a $13 million, 240-day note

(due on October 7, 1992) payable to Marriott bearing interest at the rate of 8% per annum for the first 120 days and at a rate of 10% per annum for the subsequent 120-day term (the "Marriott Note") which had been secured by the pledge to Marriott of all the outstanding capital stock of jojos California Family Restaurants, Inc. (which currently operates 43 restaurants converted to Coco's). The Marriott Note was paid at the closing of the Acquisition (see Note
4). The other promissory notes held by Marriott are secured as to the payment of principal and interest by the grant to Marriott of deeds of trust on the fee properties sold to the Company by Marriott and the additional grant to Marriott of leasehold deeds of trust on certain leasehold interests assigned by Marriott to the Company.

         The 109 restaurants acquired from Marriott will continue to offer family-dining menus, but the Company intends to convert 97 of them from their existing family concepts to the Company's Coco's and Carrows family restaurant concepts. The conversion program is scheduled to be completed in 1994. Through December 26, 1993, 78 of the acquired restaurants had been converted and reopened as Coco's or Carrows family restaurants.

         If the acquisition of the Marriott family restaurants had occurred as of the beginning of the periods presented, unaudited pro forma sales, loss before cumulative effect of a change in accounting principle and loss per common share before cumulative effect of a change in accounting principle would have been as follows (in thousands except per share):

                                                                   For the Years Ended
                                                           --------------------------------------
                                                           December 28,              December 30,
                                                               1992                      1991
                                                           ------------              ------------
         Sales                                             $ 939,461                 $978,371
         Loss before cumulative
           effect of a change in
           accounting principle                            $(215,926)                $(31,043)
         Loss per common share
           before cumulative
           effect of a change in
           accounting principle                            $ (790.61)                $(218.15)

NOTE 7 - PROPERTY AND EQUIPMENT:

         A summary of property and equipment follows:

                                                                      1993                       1992
                                                                    ---------                  ---------
                                                                            (in thousands)

         Land                                                       $  36,836                  $  36,836
         Buildings and improvements                                   252,503                    252,996
         Furniture, fixtures and
           equipment                                                  180,803                    170,986
         Projects under construction                                    3,976                      2,958
                                                                    ---------                  ---------
                                                                      474,118                    463,776
         Accumulated depreciation
           and amortization                                          (238,602)                  (218,142)
                                                                    ---------                  ---------
                                                                    $ 235,516                  $ 245,634
                                                                    =========                  =========

         Property under capitalized leases in the amount of $85,363,000 at December 26, 1993 and $88,961,000 at December 28, 1992 is included in buildings and improvements. Accumulated amortization of property under capitalized leases amounted to $41,714,000 at December 26, 1993 and $37,125,000 at December 28, 1992. Capitalized leases primarily relate to the buildings on certain restaurant properties; the land portions of these leases are accounted for as operating leases.

         Depreciation and amortization relating to property and equipment was $28,394,000 for 1993, $46,512,000 for 1992 and $43,214,000 for 1991, of which
$6,213,000, $6,447,000 and $6,175,000, respectively, was related to amortization of property under capitalized leases. Depreciation and amortization are included in occupancy and other operating expenses.

         A majority of the capitalized and operating leases have original terms of 25 years, and substantially all of these leases expire in the year 2004 or later. Most leases have renewal options. The leases generally provide for payment of minimum annual rent, real estate taxes, insurance and maintenance and, in most cases, contingent rent, calculated as a percentage of sales, in excess of minimum rent. The total amount of contingent rent under capitalized leases for 1993, 1992 and 1991 was $5,315,000, $5,307,000 and $5,029,000,
respectively. Total rental expense for all operating leases comprised the following:

                                                       1993                  1992                  1991
                                                     -------               -------               -------
                                                                    (in thousands)
     Minimum rent                                    $26,315               $33,976               $30,903
     Contingent rent                                   3,339                 3,924                 4,964
     Less: Sublease rent                              (5,035)               (4,656)               (3,846)
                                                     -------               -------               -------
                                                     $24,619               $33,244               $32,021
                                                     =======               =======               =======

         At December 26, 1993, the present value of capitalized lease payments and the future minimum lease payments on noncancellable operating leases were:

                                                                   Capitalized                 Operating
     Due in                                                          Leases                     Leases
     ------                                                        -----------                 ---------
                                                                            (in thousands)

     1994                                                          $ 11,461                     $ 29,182
     1995                                                            11,246                       28,635
     1996                                                            10,997                       28,062
     1997                                                            10,643                       26,804
     1998                                                            10,160                       25,571
     Later years                                                     46,331                      155,457
                                                                   --------                     --------
     Total minimum lease payments                                   100,838                     $293,711
                                                                                                ========
     Interest                                                       (42,534)
                                                                   --------
     Present value of minimum
       lease payments                                              $ 58,304
                                                                   ========

         The future lease payments summarized above include commitments for leased properties included in the Company's divestiture program.

NOTE 8 - OTHER ASSETS:

         A summary of other assets follows:

                                                                    1993                           1992
                                                                  -------                        -------
                                                                           (in thousands)
     Liquor licenses                                              $ 4,322                        $ 4,578
     Construction allowances                                        1,902                          2,522
     Franchise operating rights                                     1,241                          2,281
     Notes receivable                                               1,101                            747
     Conversion costs                                               7,131                          4,130
     Other                                                          4,455                          4,918
                                                                  -------                        -------
                                                                  $20,152                        $19,176
                                                                  =======                        =======


         Construction allowances represent advances made for restaurant construction or remodeling which are recovered through reductions in contingent rental payments. These amounts are expensed as such reductions are realized.

         Franchise operating rights are stated at their fair market value as of the date of the 1986 Acquisition based on royalty income streams and are amortized over the terms of the franchise agreements.

         Conversion costs (principally training costs and occupancy costs) have been capitalized as part of the conversion of the acquired Marriott family restaurants into the Company's Coco's and Carrows concepts. The Company is generally amortizing these costs over a two-year period.

NOTE 9 - LONG-TERM DEBT, INCLUDING CAPITALIZED LEASE OBLIGATIONS:

         Long-term debt, including capitalized lease obligations, is comprised of the following:

                                                                          1993                  1992
                                                                        --------              --------
                                                                              (in thousands)

12 1/4% Senior Subordinated Notes,
  net of unamortized discount of
  $3,072,000 ($1,452,000 in 1992)                                       $191,928              $187,048
12 3/4% Subordinated Notes, net
  of unamortized discount of
  $1,084,000 ($1,230,000 in 1992)                                         78,916                78,770
Capitalized lease obligations                                             58,304                66,095
8% Promissory notes due 1995-1999                                         21,828                21,828
Mortgage notes, 12 1/4% - 12 1/2%,
  due 1994-1998                                                            2,307                 4,115
Other                                                                      2,200                 2,173
Debt issuance and other costs
  (amortized over the lives of the
  respective debt issues)                                                 (3,370 )              (4,339 )
                                                                        --------              --------
                                                                         352,113               355,690
Liabilities subject to settlement
  under reorganization proceedings                                       267,474               261,479
Amounts due within one year                                                5,981                10,078
                                                                        --------              --------
                                                                        $ 78,658              $ 84,133
                                                                        ========              ========

         As part of the 1986 Acquisition, the Company issued the Old Notes.
The Old Indentures provided that upon an event of default as set forth therein, the trustee or the holders of at least 25% in principal amount of each issue of Old Notes may: (i) declare all unpaid principal (approximately $275 million at December 26, 1993 and $268.5 million at December 28, 1992) and accrued interest to be immediately due and payable; and (ii) to pursue any available remedy to collect the payment of principal or interest.

         The Company failed to pay $14.1 million of interest due December 15, 1992 on the Old Notes, $2.6 million of interest due March 15, 1993 on the Old Subordinated Notes, the $14.5 million of interest due June 15, 1993 on the Old Notes, $2.6 million of interest due September 15, 1993 on the Old Subordinated Notes and $14.5 million of interest due December 15, 1993 on the Old Notes. In addition, because the Company failed to meet a minimum net worth requirement contained in the Old Indentures, it was required to offer to redeem, on June 25, 1993, 10% of the original outstanding amount of each issue of the Old Notes at a redemption price equal to 100% of the principal amount plus accrued interest. The Company did not make such an offer. As a result, all unpaid principal on the Old Notes ($275 million at December 26, 1993 and $268.5 million at December 28, 1992) and accrued interest could have been declared immediately due and payable.

        Liabilities that were extinguished as part of the Plan are separately classified in the consolidated balance sheets as liabilities subject to settlement under reorganization proceedings and include the following:

                                                                            1993                  1992
                                                                          --------              --------
                                                                                 (in thousands)
           Old Senior Subordinated Notes                                  $191,928              $187,048
           Old Subordinated Notes                                           78,916                78,770
           Accrued interest                                                 52,720                15,531
           Debt issuance and other costs                                    (3,370)               (4,339)
                                                                          --------              --------
                                                                          $320,194              $277,010
                                                                          ========              ========

        On the Closing Date, the Company entered into the New Credit Facility. The New Credit Facility is a $150.0 million revolving credit facility with a $100.0 million sublimit for standby letters of credit. Except for the issuance of letters of credit, the Company did not have to borrow any funds under the New Credit Facility in order to complete the Acquisition. The $150.0 million facility, net of the face amount of standby letters of credit, is available for general corporate purposes including the Company's working capital, debt service and capital expenditure requirements. Standby letters of credit are issued primarily to provide security for future amounts payable by the Company under its workers' compensation insurance program ($42.6 million outstanding as of March 15, 1994).

         The 8% promissory notes are payable to Marriott with full principal repayment due in equal quarterly installments in years four, five, six and seven and interest (a) accruing and compounding quarterly in years one and two (which accrued and compounded amount will be added to the principal amount of the promissory note) and (b) payable on a quarterly basis in cash in years three, four, five, six and seven with a first cash interest payment due on April 30, 1994. These promissory notes have been secured as to the payment of principal and interest when due by the grant to Marriott of deeds of trust on the real property sold to the Company which was owned by Marriott in fee simple title (having a book value of approximately $34.9 million at December 26, 1993) and the additional grant to Marriott of leasehold deeds of trust on certain leasehold interests assigned by Marriott to the Company.

         The mortgage notes were issued to a group of institutional lenders and are collateralized by mortgages covering 16 restaurants having a book value of approximately $12.9 million at December 26, 1993.

         Maturities of long-term debt, including capitalized lease obligations, during the four years subsequent to December 25, 1994 are as follows:
$10,901,000 in 1995; $12,637,000 in 1996; $12,590,000 in 1997 and $13,305,000
in 1998.

NOTE 10 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The recorded amounts of the Company's cash and cash equivalents, restricted cash, collateral deposit, self-insurance reserves, other accrued liabilities, note payable to Marriott and loan payable to Grace at

December 26, 1993 and December 28, 1992 approximate fair value. The fair value of the Company's long-term debt, excluding capitalized lease obligations, is estimated as follows:

                                                                      1993                             1992
                                                            -----------------------           -----------------------
                                                            Recorded         Fair             Recorded         Fair
                                                             Amount          Value             Amount          Value
                                                            --------       --------           --------       --------
                                                                                     (in thousands)
Old Senior Subordinated Notes                               $191,928       $183,156           $187,048       $121,111
Old Subordinated Notes                                        78,916         51,694             78,770         21,400
8% Promissory notes                                           21,828         20,082             21,828         18,932
Mortgage notes                                                 2,307          2,355              4,115          4,283
Other                                                          2,200          1,748              2,173          1,736

         The fair values of the Company's Old Senior Subordinated Notes and Old Subordinated Notes are based on the Cash Distribution paid on the Closing Date pursuant to the Plan for 1993 and on an average market price of these instruments as of the end of the year for 1992. The fair value of the 8% promissory notes, mortgage notes and other debt was estimated using a discount rate which the Company believes would be currently available to it for debt with similar terms and average maturities.

NOTE 11 - OTHER ACCRUED LIABILITIES:

         A summary of other accrued liabilities follows:

                                                                             1993                   1992
                                                                           -------                -------
                                                                                 (in thousands)

Wages, salaries and bonuses                                                $22,796                $23,478
Carrying costs of closed properties                                         13,863                  9,813
Interest                                                                     4,273                  2,368
Sales tax                                                                    6,409                  7,003
Property taxes                                                               2,794                  4,044
Accrued rent                                                                 3,083                  3,061
Utilities                                                                    2,988                  2,672
Other                                                                        9,236                 10,855
                                                                           -------                -------
                                                                           $65,442                $63,294
                                                                           =======                =======

NOTE 12 - INCOME TAXES:

         The Company reported a loss before income tax provision in 1993, 1992 and 1991. Accordingly, the income tax provisions for each year primarily reflect certain state, local and foreign taxes. On a tax return basis, the federal regular operating loss carryforwards amounted to approximately $152.5 million ($88.6 million of alternative minimum tax operating loss carryforwards) and expire in 2003 through 2008. The Company had approximately $2.4 million of tax credit carryforwards (of which $0.7 million expire in 1995 through 1996 and $1.7 million expire in 2003 and 2004).

         At December 26, 1993, the Company and its subsidiaries had tax credit carryforwards of approximately $4.9 million not utilized by Grace. In accordance with the 1986 Acquisition, the Company must reimburse Grace for 75% of the benefit of these tax credits if they are utilized in future Company tax returns. Further, El Torito Restaurants, Inc. (a wholly owned subsidiary of the Company) has approximately $12.5 million of tax depreciation deductions not claimed in Grace tax returns as a result of a tax sharing agreement. The Company will also reimburse Grace for 75% of any tax savings generated by these deductions. In addition, operating loss and tax credit carryforwards ($8.7 million and $1.6 million, respectively) generated prior to the acquisition of certain restaurant companies by Grace were available at December 26, 1993 to offset future taxable income or income taxes, respectively, of those companies for various years through 1999. To the extent such tax benefits are ultimately realized, goodwill will be reduced.

         Upon consummation of the Acquisition, the Company's net operating loss carryovers and other tax attributes were reduced significantly for federal income tax purposes. In addition, because the consummation of the Acquisition triggered an ownership change of the Company for federal income tax purposes, the Company's post-Acquisition use of its remaining net operating loss carryovers for regular and alternative minimum federal income tax purposes is subject to an annual limitation in an amount equal to the product of (i) the long-term tax-exempt rate prevailing on the Closing Date and (ii) the value of the Company's stock, increased to reflect the cancellation of indebtedness pursuant to the Prepackaged Plan (but without taking into account contributions to capital pursuant to the Acquisition).

         Beginning in fiscal 1992, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and the tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. As permitted under the new statement, financial statements of prior years have not been restated. The cumulative effect on the Company's deferred tax accounts at December 31, 1991 of adopting this new statement was the recording of a net deferred tax asset of $53,346,000, a reduction in property and equipment of $667,000, a valuation allowance of $53,346,000 and a cumulative effect of $667,000.

         A reconciliation of income tax expense to the amount of income tax benefit that would result from applying the federal statutory rate (35% for

1993 and 34% for 1992 and 1991) to loss before income taxes is as follows:

                                                                    Fiscal years ended
                                                   -------------------------------------------------
                                                    Dec. 26,            Dec. 28,            Dec. 30,
                                                      1993                1992                 1991
                                                   ----------           --------            --------
                                                                     (in thousands)
Provision for income taxes
  at statutory rate                               $(18,010)             $(67,498)          $(9,437)

State taxes, net of Federal
  income tax benefit                                (3,113)               (4,589)                 0
State minimum tax                                      187                   256                112
Foreign taxes                                          471                   465                410
Goodwill                                             1,923                38,112              1,352
Net operating loss not utilized                          0                     0              8,085
Addition to valuation allowance                     17,545                33,975                  0
Surtax exemption                                       514                     0                  0
Other                                                1,141                     0                  0
                                                  --------              --------            -------
                                                  $    658              $    721            $   522
                                                  ========              ========            =======

         At December 26, 1993 and December 28, 1992, the Company's deferred tax asset was $122,461,000 and $96,024,000, respectively, and deferred tax liability was $18,544,000 and $9,651,000, respectively. The major components of the Company's net deferred taxes of $103,917,000 at December 26, 1993 and $86,373,000 at December 28, 1992 are as follows (in thousands):

                                                                   1993                     1992
                                                                 ---------                --------
                 Depreciation                                    $ (10,723)               $ (7,403)
                 Net operating loss and
                   credit carryforwards                             68,947                  46,778
                 Capitalized leases                                 10,385                  10,561
                 Divestment, carrying cost
                   and rent subsidy reserves                        17,361                  17,052
                 Self-insurance reserves                            14,711                  16,805
                 Other                                               3,236                   2,580
                                                                 ---------                --------
                                                                   103,917                  86,373

                 Valuation allowance                              (103,917)                (86,373)
                                                                 ---------                --------
                                                                 $       0                $      0
                                                                 =========                ========

         The increase in the valuation allowance of $17,544,000 for 1993 resulted from the addition for current year temporary differences and net operating loss of $18,436,000, less expired tax credits of $790,000 for which a valuation allowance had previously been recorded and adjustments to reflect the results of the IRS audit of $102,000.

NOTE 13 - BENEFIT PLANS:

         The Company maintains certain incentive compensation and related plans for executives and key operating personnel. Total expenses for these plans were $9,479,000, $7,505,000 and $7,370,000 for 1993, 1992 and 1991,
respectively.

         The Company had two Retirement Savings Plans, and substantially all of the Company's salaried employees were eligible to participate in them. Effective December 31, 1991, the Company suspended its match under one of the plans and terminated the other plan. The Company's contributions and expenses under these plans were $53,000, $65,000 and $1,362,000 in 1993, 1992 and 1991, respectively.  The Company has no defined benefit plans.

NOTE 14 - REDEEMABLE CUMULATIVE EXCHANGEABLE PREFERRED STOCK:

         The 1,544,237 shares of Preferred Stock held by Grace and Marriott at December 26, 1993 were non-voting, had a liquidation value of $100 per share (plus accrued and unpaid dividends) and were exchangeable at the option of the Company into 13 1/2% Junior Subordinated Exchange Debentures due June 15, 1999. Dividends were cumulative and were payable semi-annually in cash or in additional shares of Preferred Stock at the option of the Company. Of the 1,544,237 shares outstanding, 500,000 were issued to Grace at the time of the 1986 Acquisition, 250,000 shares were issued, effective July 1, 1989, in consideration for the cancellation of $25 million of the Company's 13 1/8% Junior Subordinated Notes held by Grace, 232,400 shares were issued to Marriott in early 1992 in connection with the acquisition of 109 family restaurants and 561,837 shares have been issued as stock dividends. At December 26, 1993, the Company had accrued additional stock dividends on preferred stock. At $100 per share, the value of the dividends was $29,497,000. All the outstanding preferred stock was cancelled in connection with the Plan.

NOTE 15 - COMMON STOCK:

         In December 1992, Grace entered into a series of agreements pursuant to which it (i) obtained the right to purchase a majority of the shares of the Old Common Stock from management and former management stockholders and (ii) amended the terms of the Old Shareholders' Agreement, thereby effectively gaining control of the Company. Grace also entered into a consent agreement with the Company pursuant to which, among other things, the Company agreed not to issue any shares of its capital stock or options without the consent of Grace. In June 1993, Grace/Western as assignee exercised such purchase rights and became the majority stockholder of the Company. Grace purchased 99,984 and 7,510 additional shares of Old Common Stock on October 15, 1993 and January 5, 1994, respectively, increasing its total holdings to 350,533 shares (or 74.6% of the outstanding Old Common Stock). On the Closing Date, Grace/Western received a cash payment of $175,267 for such Old Common Stock in connection with the Plan.

        In connection with the Acquisition, the Company adopted a new management incentive plan (the "Management Incentive Plan") , pursuant to which certain officers and employees of the Company may be granted the right to purchase up to 40,500 shares of New Common Stock (constituting up to 4.1% of the New Common Stock outstanding immediately following such purchases) at $160 per share (the "Employee Stock Purchase"), the same per share price paid by Apollo and GEI in the New Equity Investment. The Employee Stock Purchase was consummated on the Closing Date with respect to certain officers and will be consummated shortly with respect to the other participants. Approximately fifty percent of the purchase price may be financed through interest-bearing recourse notes payable to the Company. In the event that the officers and employees elect not to exercise all or a portion of such purchase rights, Apollo, GEI and Foodmaker intend to purchase all shares relating to such unexercised rights. In addition, under the management incentive plan, the Company currently expects to grant options to purchase shares of New Common Stock to approximately 1,000 officers and employees of the Company, including individual restaurant general managers.

NOTE 16 - CONTINGENCIES:

         The Company is involved in various litigation matters incidental to its business. The Company does not believe that any of the claims or actions filed against it will have a material adverse effect upon the consolidated financial position and results of operations of the Company.

                                    FOODMAKER, INC.
                      SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

       The following selected unaudited pro forma statements of operations give effect to the following transactions and events as if they had occurred as of the beginning of the period presented: (i) the acquisition by the Company on January 27, 1994 of a 40% equity interest in Family Restaurants, Inc. ("FRI"), formerly Restaurant Enterprises Group, Inc., valued at $62 million; (ii) the concurrent contribution by the Company of its entire Chi-Chi's Mexican restaurant chain to FRI for the above equity interest and approximately $173 million in cash ($208 million less the face amount of Chi-Chi's debt assumed); and (iii) the utilization of cash to repay all of the debt outstanding under the Company's then existing bank credit facility, which has since been terminated, with the balance of cash available for capital expenditures and general corporate purposes. The selected unaudited pro forma balance sheet contained herein gives effect to the foregoing transactions and events as if they occurred on January 23, 1994.

       The pro forma financial data presented herein do not purport to represent what the Company's results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods or to project the Company's results of operations in any future period. The Selected Unaudited Pro Forma Financial Data should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included in the Company's Annual Report on Form 10-K for the fifty-three weeks ended October 3, 1993 and its Quarterly Report on Form 10-Q for the sixteen weeks ended January 23, 1994.

                                            FOODMAKER, INC.
                             UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

                                             53 Weeks Ended                   16 Weeks Ended
                                             October 3, 1993                 January 23, 1994
                                    -------------------------------    ----------------------------
                                                Pro Forma                        Pro Forma
                                                 Adjust-      As                  Adjust-      As
                                     Actual     ments(1)   Adjusted    Actual    ments(1)   Adjusted
                                    --------    --------   --------    -------   --------   --------
                                        (Dollars in thousands, except per share data)
Revenues:
  Restaurant sales. . . . . . . .  $1,088,269  $(404,486)  $683,783   $334,363   $(123,247)  $211,116
  Distribution sales. . . . . . .     108,546     87,512    196,058     34,876      28,163     63,039
  Franchise rents
     and royalties. . . . . . . .      35,232     (1,261)    33,971     10,998        (132)    10,866
  Other . . . . . . . . . . . . .       8,657     (4,540)     4,117      1,337        (554)       783
                                    ---------   --------   --------   --------    --------   --------
                                    1,240,704   (322,775)   917,929    381,574     (95,770)   285,804
                                    ---------   --------   --------   --------    --------   --------
Costs of revenues:
  Company restaurant costs. . . .     952,374   (360,483)   591,891    297,425    (113,299)   184,126
  Costs of distribution sales . .     104,817     87,335    192,152     33,283      28,048     61,331
  Franchised restaurant costs . .      67,704       (594)    67,110      7,264        (159)     7,105
Selling, general and
  administrative. . . . . . . . .     124,422    (31,237)    93,185     33,049      (9,106)    23,943
Equity in loss of FRI . . . . . .           -      9,598      9,598          -       5,443      5,443
Interest expense. . . . . . . . .      57,586    (14,195)    43,391     18,408      (4,731)    13,677
                                    ---------   --------   --------   --------    --------   --------
                                    1,306,903   (309,576)   997,327    389,429     (93,804)   295,625
                                    ---------   --------   --------   --------    --------   --------
Loss before income taxes and
  cumulative effect of changes
  in accounting principles. . . .     (66,199)   (13,199)   (79,398)    (7,855)     (1,966)    (9,821)

Income tax benefit. . . . . . . .     (22,071)    (6,020)   (28,091)    (3,456)       (865)    (4,321)
                                    ---------   --------   --------   --------    --------   --------

Loss before cumulative effect
  of changes in accounting
  principles. . . . . . . . . . .  $  (44,128) $  (7,179)  $(51,307)  $ (4,399)   $ (1,101)  $ (5,500)
                                    =========   ========   ========   ========    ========   ========
Loss per share before
  cumulative effect of changes
  in accounting principles. . . .  $    (1.15)             $  (1.33)  $   (.11)              $   (.14)

Weighted average shares
  outstanding (000's)(3). . . . .      38,486                38,486     38,398                 38,398

_____________

(1)  The adjustments to the Unaudited Pro Forma Statement of Operations for the 53 weeks ended October 3, 1993 and the 16 weeks ended January 23, 1994 (i) eliminate revenues, costs of revenues and general and administrative expenses of Chi-Chi's; (ii) record sales and cost of sales for the Company's distribution activity with Chi-Chi's, previously eliminated in consolidation; (iii) record the Company's approximate 40%
     equity in the pro forma net loss of FRI for the respective periods; (iv) reflect the reduction of net interest expense through elimination of approximately $35 million in debt assumed by FRI and utilization of cash proceeds from the sale of Chi-Chi's for investments and for retirement of the bank credit facility; and (v) increase the income tax benefit as a result of the increased pro forma pre-tax loss.

                                             FOODMAKER, INC.
                                    UNAUDITED PRO FORMA BALANCE SHEET

                     ASSETS

                                                                    As of January 23, 1994
                                                         --------------------------------------------
                                                                      Less       Pro Forma       As
                                                         Actual     Chi-Chi's   Adjustments   Adjusted
                                                        --------   ----------   -----------   ---------
                                                                    (Dollars in thousands)
Current Assets:
  Cash                                                 $ 12,163    $  (9,524)    $ 92,587     $ 95,226
  Receivables                                            28,189       (2,973)           -       25,216
  Inventories                                            42,685      (15,464)           -       27,221
  Prepaid expenses                                        9,075       (2,960)           -        6,115
                                                       --------     --------     --------     --------
      Total current assets                               92,112      (30,921)      92,587      153,778

  Trading area rights, lease acquisition costs,
    other assets, all net of accumulated
    amortization                                        183,971      (32,974)      (3,360)     147,637
  Investment in Chi-Chi's/FRI                                 -      225,606     (166,890)      58,716
  Property, net                                         544,491     (155,714)           -      388,777
  Cost of business in excess of net assets at
    acquisition, net of accumulated amortization         93,711      (91,061)           -        2,650
                                                       --------     --------     --------     --------
                                                       $914,285     $(85,064)    $(77,663)    $751,558
                                                       ========     ========     ========     ========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current maturities of long-term debt                 $ 33,206     $   (432)    $(20,000)    $ 12,774
  Accounts payable and other current liabilities        156,122      (41,986)        (131)     114,005
                                                       --------     --------     --------     --------
      Total current liabilities                         189,328      (42,418)     (20,131)     126,779

Deferred income taxes                                    17,189      (15,624)         646        2,211
Long-term debt, net of current maturities               540,889      (23,509)     (59,000)     458,380
Other long-term liabilities                              31,862       (3,513)           -       28,349

Stockholders' equity:
  Common stock                                              399            -            -          399
  Capital in excess of par value                        280,622            -            -      280,622
  Retained earnings                                    (131,541)           -          822     (130,719)
  Treasury stock                                        (14,463)           -            -      (14,463)
                                                       --------     --------     --------     --------
      Total stockholders' equity                        135,017            -          822      135,839
                                                       --------     --------     --------     --------
                                                       $914,285     $(85,064)    $(77,663)    $751,558
                                                       ========     ========     ========     ========

(1)  The adjustments to the Unaudited Pro Forma Balance Sheet as of January 23, 1994 reflect
     (i) elimination of Chi-Chi's assets and liabilities; (ii) write off of $4.2 million of other assets relating to bank credit facility deferred finance charges; (iii) payment to
     FRI for $.8 million in other assets; (iv) recording the Company's $62.3 million investment in FRI, less $3.6 million unrecognized gain on sale of Chi-Chi's due to the
     Company's approximate 40% interest in FRI; (v) utilization of net proceeds from the sale of Chi-Chi's to retire $79 million in bank debt (of which $20 million was current) plus accrued interest, with approximately $93 million increasing the Company's cash position;
     and (vi) a net increase in stockholders' equity of $.8 million, reflecting recognition of
     $5.6 million of the gain on sale of Chi-Chi's, offset by the write off of deferred finance charges of $4.2 million, and a deferred tax provision adjustment relating to these items of $.6 million.

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